Exhibit 99.1

 Mercantile Bank Corporation Reports Strong Fourth Quarter and

Full Year 2015 Results

Diluted earnings per share growth of 27 percent and loan growth of 9 percent highlight first full year of operations after merger with Firstbank Corporation

GRAND RAPIDS, Mich., January 19, 2016 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $6.5 million, or $0.40 per diluted share, for the fourth quarter of 2015, compared with net income of $6.3 million, or $0.37 per diluted share, for the prior-year period. For the full year 2015, Mercantile reported net income of $27.0 million, or $1.62 per diluted share, compared with net income of $17.3 million, or $1.28 per diluted share, for the full year 2014.

Results in 2014 reflect the integration of Mercantile and Firstbank Corporation (“Firstbank”), which merged on June 1, 2014, including consolidated operating results for the combined businesses from the date of merger. Results for the fourth quarter of 2014 include $0.4 million in pre-tax merger-related costs. On an after-tax basis, these costs were $0.2 million, or $0.01 per diluted share. Results for the full year 2014 include $5.4 million in pre-tax merger-related costs. On an after-tax basis, these costs were $3.8 million, or $0.28 per diluted share.

The fourth quarter and year were highlighted by:

●	Strong core earnings and capital position

●	Stable and robust net interest margin

●	Strong fee income growth

●	Fourth quarter earnings results include the impact of a $0.8 million pre-tax charge relating to an efficiency program that is expected to save $2.7 million pre-tax beginning in 2016

●	Strong asset quality, as depicted by low levels of nonperforming assets and loans in the 30- to 89-days delinquent category

●	New commercial term loan originations of approximately $167 million during the fourth quarter and $532 million during the full year

●	Commercial loan pipeline remains solid

●	Repurchased approximately 789,000 shares for $15.8 million during 2015, representing nearly 5 percent of total shares outstanding at year-end 2014

●	Announced first quarter 2016 cash dividend of $0.16 per common share, an increase of 7 percent from the $0.15 cash dividend paid during the fourth quarter of 2015

●	Mercantile Bank of Michigan (“Bank”) received an “Outstanding” rating for the third consecutive Community Reinvestment Act examination

“We are very pleased with our 2015 results, which validate the financial projections and associated cost savings disclosed early in the merger process,” said Michael Price, Chairman, President and Chief Executive Officer. “Our strong financial performance exhibited throughout the year reflects a stable and healthy net interest margin fueled by our ongoing reallocation of earning assets, controlled overhead costs, and sound asset quality. We are also very pleased with the net loan growth that was achieved during 2015; new commercial term loan originations accelerated each quarter during the year and totaled over $500 million for the full year. We are confident that solid loan growth can be realized in future periods as we continue our efforts to identify new loan prospects and increase our current loan pipeline.”

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $29.7 million during the fourth quarter of 2015, up $1.2 million or 4.2 percent from the prior-year fourth quarter. Net interest income during the fourth quarter of 2015 was $25.7 million, up $0.5 million or 1.9 percent from the fourth quarter of 2014, primarily reflecting slight increases in average earning assets and the net interest margin. Total revenue was $117 million during the full year 2015, up $29.4 million or 33.5 percent from 2014. Net interest income was $101 million in 2015, up $23.4 million or 30.1 percent from the prior year, primarily reflecting a 27.0 percent increase in average earning assets and an eight basis point increase in the net interest margin.

The net interest margin was 3.81 percent in the fourth quarter of 2015, continuing a relatively stable trend over the past six quarters during which the margin ranged from 3.79 percent to 3.95 percent. The yield on loans generally declined over the past six quarters, consistent with the industry and primarily due to the ongoing low interest rate environment and competitive pressures. In Mercantile’s case, however, the negative impact of the lower loan yield was largely offset by assets shifting out of the low-yielding securities portfolio and into the higher-yielding loan portfolio, thus capitalizing on an opportunity growing out of the 2014 merger with Firstbank. Average loans represented about 84 percent of average earning assets during the fourth quarter of 2015, up from approximately 79 percent during the fourth quarter of 2014.

The net interest margin was 3.83 percent in 2015, up from 3.75 percent in 2014 due to a decreased cost of funds, which more than offset a decreased yield on total earning assets. The yield on earning assets was negatively impacted by a decreased yield on securities, primarily reflecting the inclusion of Firstbank’s lower-yielding portfolio, and a lower yield on loans, primarily reflecting the ongoing low interest rate environment and competitive pressures, while the cost of funds was positively impacted by the absorption of Firstbank’s lower-costing interest-bearing liability base. The negative impacts of the lower securities and loan yields were largely offset by the ongoing reallocation of earning assets as noted above. Average loans represented approximately 82 percent of average earning assets during 2015 compared to 79 percent during 2014.

As expected, net interest income and the net interest margin were affected during 2015 by purchase accounting accretion and amortization entries associated with the fair value measurements recorded effective June 1, 2014.  An increase of $5.3 million in interest income on loans and a decrease of $1.4 million in interest expense on deposits and FHLB advances were recorded during 2015. In addition, an increase in interest expense on subordinated debentures totaling $0.7 million was recorded. Mercantile expects to continue to record adjustments in interest income on loans and interest expense on subordinated debentures in future periods; however, the adjustments to interest expense on deposits and FHLB advances ended in July and June of 2015, respectively, in accordance with our fair value measurements at the time of the merger. The resulting increase in interest expense negatively impacted the net interest margin by approximately eight to ten basis points after July 31, 2015.  Mercantile has partially mitigated this negative impact by reallocating the earning asset mix by investing cash flows from lower-yielding investments into higher-yielding loans.

Mercantile recorded a $0.5 million provision for loan losses during the fourth quarter of 2015 and a negative $1.0 million provision for the full year 2015 compared to no provision and a negative $3.0 million provision during the respective 2014 periods. The negative provisions are the result of several factors, including recoveries of previously charged-off loans, reversals of specific reserves, a reduced level of loan-rating downgrades and ongoing loan-rating upgrades as the quality of the loan portfolio continues to improve. The provision expense recorded during the fourth quarter of 2015 was primarily necessitated by loan growth, which more than offset reductions in the required allowance stemming from the previously mentioned factors.

Noninterest income during the fourth quarter of 2015 was $4.0 million, up $0.7 million or 21.4 percent from the prior-year fourth quarter. The increase in noninterest income primarily resulted from higher levels of credit and debit card income and mortgage banking income. Noninterest income for 2015 was $16.0 million, up $6.0 million or 59.9 percent from 2014. Substantially all categories of fee income were higher in 2015 compared to 2014 as a result of the merger, most notably mortgage banking income, credit and debit card income, and service charges on accounts. The ongoing low interest rate environment and increased purchase activity in our market areas also contributed to the higher level of mortgage banking income.

Noninterest expense totaled $20.1 million during the fourth quarter of 2015, up $0.5 million or 2.6 percent from the prior-year fourth quarter. Expenses related to the cost efficiency program, which was announced in the fourth quarter of 2015, totaled $0.8 million during the fourth quarter of 2015; additional costs of less than $0.1 million are expected to be recorded during the first quarter of 2016. The cost efficiency program is expected to save $2.7 million per year on a pre-tax basis beginning in 2016. Pre-tax merger-related costs totaled $0.4 million during the fourth quarter of 2014. Excluding cost efficiency program-related costs and merger-related costs, noninterest expense totaled $19.3 million and $19.2 million in the fourth quarters of 2015 and 2014, respectively. Noninterest expense for 2015 was $79.4 million, up $13.8 million or 21.0 percent from 2014. The increase in noninterest expense was mainly attributable to higher costs necessary to operate the combined company, as 2014 results included only seven months of costs operating as a combined entity. Pre-tax merger-related costs totaled $5.4 million during 2014.

Mr. Price continued: “Our net interest margin remained very stable and robust during 2015, ranging from 3.81 percent to 3.87 percent, which is noteworthy in light of industry-wide margin compression. The ongoing strategic initiative of using cash flows from investments to fund loan growth and our loan pricing discipline helped stabilize the yield on earning assets during the year, and the cost of funds benefitted significantly from the absorption of Firstbank’s low cost deposit base. We are very pleased with the level of mortgage banking income recorded during the year, and we continue to identify opportunities to enhance other sources of fee income. We have implemented various initiatives to reduce costs, the most notable one being the recently announced cost efficiency program.”

Balance Sheet

As of December 31, 2015, total assets were $2.90 billion, up $10.2 million or 0.4 percent from December 31, 2014. Total loans increased $188 million, or 9.0 percent, to $2.28 billion over the same time period. Approximately $167 million and $532 million in commercial term loans to new and existing borrowers were originated during the fourth quarter and full year of 2015, respectively, as ongoing sales and relationship building efforts resulted in increased lending opportunities. As of December 31, 2015, unfunded commitments on commercial construction and development loans totaled approximately $90 million, which are expected to be largely funded over the next twelve months.

Robert B. Kaminski, Jr., Executive Vice President and Chief Operating Officer, noted: “We are very pleased with the net loan growth of nine percent realized during 2015. Our lending staff worked diligently to meet the credit needs of our existing customer base and develop new customer relationships while continually employing appropriate quality and pricing disciplines. In light of a strong current loan pipeline and our continuing focus on identifying new loan opportunities, we are very optimistic that solid loan growth can be achieved in future periods. We anticipate new lending opportunities will also arise as a result of our recent hiring of experienced commercial loan officers in the Grand Rapids, Lansing and Kalamazoo markets.”

Commercial-related real estate loans continue to comprise a majority of Mercantile’s loan portfolio, representing approximately 55 percent of total loans as of December 31, 2015.  Non-owner occupied commercial real estate (“CRE”) loans and owner-occupied CRE loans equaled 28 percent and 20 percent of total loans, respectively, as of December 31, 2015.  Commercial and industrial loans represented 31 percent of total loans as of December 31, 2015.

As of December 31, 2015, total deposits were $2.28 billion, down $1.5 million from December 31, 2014. Local deposits were up $52.7 million since year-end 2014; growth in local deposits was primarily driven by new commercial loan relationships. Wholesale funds were $189 million, or approximately 8 percent of total funds, as of December 31, 2015, compared to $230 million, or approximately 9 percent of total funds, as of December 31, 2014.

Asset Quality

Nonperforming assets at December 31, 2015 were $6.7 million, or 0.2 percent of total assets, compared to $10.5 million, or 0.4 percent of total assets, as of September 30, 2015. The level of past due loans remains nominal, and loan relationships on the internal watch list continue to decline.

Net loan charge-offs were $0.9 million during the fourth quarter of 2015 compared with net loan recoveries of $0.1 million for the linked quarter and net loan charge-offs of $0.3 million for the prior-year fourth quarter. Net loan charge-offs totaled $3.4 million during 2015 and net loan recoveries totaled $0.2 million during 2014.

Capital Position

Shareholders’ equity totaled $334 million as of December 31, 2015, an increase of $5.7 million from year-end 2014. The Bank’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 13.5 percent as of December 31, 2015, compared to 14.4 percent at December 31, 2014. At December 31, 2015, the Bank had approximately $90 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 16,358,711 total shares outstanding at December 31, 2015. As part of a $20 million common stock repurchase program announced in January of 2015, Mercantile repurchased approximately 789,000 shares at a weighted average all-in cost per share of $19.99 during 2015, representing approximately 79 percent of the authorized program.

Mr. Price concluded: “The strong results achieved during 2015 were in line with our high expectations and met the financial objectives established at the time of our merger with Firstbank. We took advantage of the opportunities afforded us by our expanded geographic footprint and successfully marketed our ability to provide excellent customer service and efficiently deliver a wide range of products and services to enhance existing customer relationships and establish many new ones throughout the past year. We are confident that Mercantile will continue its strong financial performance in 2016, and we believe that our sound financial condition positions us to meet growth objectives and build shareholder value.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $2.9 billion and operates 53 banking offices serving communities in central and western Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

Michael Price	Charles Christmas
Chairman, President & CEO	Executive Vice President and CFO
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation

Fourth Quarter 2015 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	DECEMBER 31,	DECEMBER 31,	DECEMBER 31,
	2015	2014	2013
ASSETS
Cash and due from banks	$42,829,000	$43,754,000	$17,149,000
Interest-bearing deposits	46,463,000	117,777,000	6,389,000
Federal funds sold	599,000	11,207,000	123,427,000
Total cash and cash equivalents	89,891,000	172,738,000	146,965,000

Securities available for sale	346,992,000	432,912,000	131,178,000
Federal Home Loan Bank stock	7,567,000	13,699,000	11,961,000

Loans	2,277,727,000	2,089,277,000	1,053,243,000
Allowance for loan losses	(15,681,000)	(20,041,000)	(22,821,000)
Loans, net	2,262,046,000	2,069,236,000	1,030,422,000

Premises and equipment, net	46,862,000	48,812,000	24,898,000
Bank owned life insurance	58,971,000	57,861,000	51,377,000
Goodwill	49,473,000	49,473,000	0
Core deposit intangible	12,631,000	15,624,000	0
Other assets	29,123,000	33,024,000	30,165,000

Total assets	$2,903,556,000	$2,893,379,000	$1,426,966,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$674,568,000	$558,738,000	$224,580,000
Interest-bearing	1,600,814,000	1,718,177,000	894,331,000
Total deposits	2,275,382,000	2,276,915,000	1,118,911,000

Securities sold under agreements to repurchase	154,771,000	167,569,000	69,305,000
Federal Home Loan Bank advances	68,000,000	54,022,000	45,000,000
Subordinated debentures	55,154,000	54,472,000	32,990,000
Accrued interest and other liabilities	16,445,000	12,263,000	7,435,000
Total liabilities	2,569,752,000	2,565,241,000	1,273,641,000

SHAREHOLDERS' EQUITY
Common stock	304,819,000	317,904,000	162,999,000
Retained earnings (deficit)	27,722,000	10,218,000	(4,101,000)
Accumulated other comprehensive income (loss)	1,263,000	16,000	(5,573,000)
Total shareholders' equity	333,804,000	328,138,000	153,325,000

Total liabilities and shareholders' equity	$2,903,556,000	$2,893,379,000	$1,426,966,000

Mercantile Bank Corporation

Fourth Quarter 2015 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED REPORTS OF INCOME

(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED	TWELVE MONTHS ENDED	TWELVE MONTHS ENDED
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
INTEREST INCOME
Loans, including fees	$26,643,000	$25,745,000	$104,106,000	$80,824,000
Investment securities	1,879,000	2,331,000	8,007,000	8,060,000
Other interest-earning assets	54,000	71,000	215,000	234,000
Total interest income	28,576,000	28,147,000	112,328,000	89,118,000

INTEREST EXPENSE
Deposits	1,948,000	2,099,000	7,590,000	8,378,000
Short-term borrowings	41,000	40,000	157,000	123,000
Federal Home Loan Bank advances	259,000	163,000	765,000	635,000
Other borrowed money	669,000	672,000	2,642,000	2,204,000
Total interest expense	2,917,000	2,974,000	11,154,000	11,340,000

Net interest income	25,659,000	25,173,000	101,174,000	77,778,000

Provision for loan losses	500,000	0	(1,000,000)	(3,000,000)

Net interest income after provision for loan losses	25,159,000	25,173,000	102,174,000	80,778,000

NONINTEREST INCOME
Service charges on accounts	864,000	837,000	3,308,000	2,586,000
Credit and debit card income	1,033,000	865,000	4,329,000	2,494,000
Mortgage banking income	835,000	691,000	3,619,000	1,672,000
Earnings on bank owned life insurance	293,000	300,000	1,113,000	1,184,000
Other income	1,021,000	640,000	3,669,000	2,092,000
Total noninterest income	4,046,000	3,333,000	16,038,000	10,028,000

NONINTEREST EXPENSE
Salaries and benefits	10,691,000	10,310,000	42,594,000	33,703,000
Occupancy	1,398,000	1,496,000	5,976,000	4,637,000
Furniture and equipment	544,000	563,000	2,332,000	1,738,000
Data processing costs	2,097,000	1,893,000	7,696,000	5,869,000
FDIC insurance costs	402,000	449,000	1,717,000	1,182,000
Efficiency program-related costs	765,000	0	765,000	0
Merger-related costs	0	366,000	0	5,447,000
Other expense	4,200,000	4,519,000	18,301,000	13,034,000
Total noninterest expense	20,097,000	19,596,000	79,381,000	65,610,000

Income before federal income tax expense	9,108,000	8,910,000	38,831,000	25,196,000

Federal income tax expense	2,628,000	2,617,000	11,811,000	7,865,000

Net Income	$6,480,000	$6,293,000	$27,020,000	$17,331,000

Basic earnings per share	$0.40	$0.37	$1.63	$1.28
Diluted earnings per share	$0.40	$0.37	$1.62	$1.28

Average basic shares outstanding	16,314,953	16,919,559	16,609,263	13,510,991
Average diluted shares outstanding	16,352,187	16,965,665	16,642,140	13,541,904

Mercantile Bank Corporation

Fourth Quarter 2015 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2015	2015	2015	2015	2014
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2015	2014
EARNINGS
Net interest income	$25,659	25,625	25,041	24,849	25,173	101,174	77,778
Provision for loan losses	$500	(500)	(600)	(400)	0	(1,000)	(3,000)
Noninterest income	$4,046	4,277	4,021	3,694	3,333	16,038	10,028
Noninterest expense	$20,097	19,693	20,350	19,241	19,596	79,381	65,610
Net income before federal income tax expense	$9,108	10,709	9,312	9,702	8,910	38,831	25,196
Net income	$6,480	7,336	6,558	6,646	6,293	27,020	17,331
Basic earnings per share	$0.40	0.45	0.39	0.39	0.37	1.63	1.28
Diluted earnings per share	$0.40	0.45	0.39	0.39	0.37	1.62	1.28
Average basic shares outstanding	16,314,953	16,425,933	16,767,393	16,937,630	16,919,559	16,609,263	13,510,991
Average diluted shares outstanding	16,352,187	16,461,794	16,803,846	16,978,591	16,965,665	16,642,140	13,541,904

PERFORMANCE RATIOS
Return on average assets	0.88%	1.01%	0.92%	0.94%	0.86%	0.94%	0.76%
Return on average equity	7.79%	8.86%	7.97%	8.19%	7.70%	8.19%	6.91%
Net interest margin (fully tax-equivalent)	3.81%	3.87%	3.83%	3.83%	3.79%	3.83%	3.75%
Efficiency ratio	67.66%	65.86%	70.02%	67.41%	68.74%	67.72%	74.72%
Full-time equivalent employees	639	640	656	642	653	639	653

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	4.71%	4.79%	4.78%	4.84%	4.90%	4.78%	4.89%
Yield on securities	2.21%	2.16%	2.15%	2.17%	2.17%	2.16%	2.52%
Yield on other interest-earning assets	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
Yield on total earning assets	4.25%	4.30%	4.23%	4.25%	4.23%	4.25%	4.29%
Yield on total assets	3.91%	3.95%	3.89%	3.92%	3.89%	3.92%	3.95%
Cost of deposits	0.34%	0.34%	0.31%	0.34%	0.36%	0.33%	0.47%
Cost of borrowed funds	1.39%	1.37%	1.35%	1.36%	1.37%	1.37%	1.42%
Cost of interest-bearing liabilities	0.61%	0.60%	0.54%	0.56%	0.59%	0.58%	0.71%
Cost of funds (total earning assets)	0.44%	0.43%	0.40%	0.42%	0.44%	0.42%	0.54%
Cost of funds (total assets)	0.40%	0.40%	0.37%	0.39%	0.41%	0.39%	0.50%

PURCHASE ACCOUNTING ADJUSTMENTS
Loan portfolio - increase interest income	$1,074	1,354	1,494	1,416	1,507	5,338	3,194
Time deposits - reduce interest expense	$0	196	587	588	588	1,371	1,372
FHLB advances - reduce interest expense	$0	0	11	11	11	22	26
Trust preferred - increase interest expense	$171	171	171	171	171	684	399
Core deposit intangible - increase overhead	$715	715	768	794	794	2,992	1,853

CAPITAL
Tangible equity to tangible assets	9.56%	9.44%	9.44%	9.54%	9.30%	9.56%	9.30%
Tier 1 leverage capital ratio	11.56%	11.52%	11.58%	11.61%	11.15%	11.56%	11.15%
Common equity risk-based capital ratio	10.89%	10.95%	10.94%	11.17%	NA	10.89%	NA
Tier 1 risk-based capital ratio	12.83%	12.94%	12.97%	13.22%	13.57%	12.83%	13.57%
Total risk-based capital ratio	13.45%	13.58%	13.63%	14.07%	14.43%	13.45%	14.43%
Tier 1 capital	$329,858	324,911	325,304	326,947	314,752	329,858	314,752
Tier 1 plus tier 2 capital	$345,539	341,029	341,865	347,997	334,793	345,539	334,793
Total risk-weighted assets	$2,570,015	2,511,174	2,509,001	2,473,399	2,319,404	2,570,015	2,319,404
Book value per common share	$20.41	20.20	19.85	19.69	19.33	20.41	19.33
Tangible book value per common share	$16.61	16.34	16.02	15.89	15.49	16.61	15.49
Cash dividend per common share	$0.15	0.15	0.14	0.14	0.12	0.58	2.48

ASSET QUALITY
Gross loan charge-offs	$1,266	182	4,383	448	466	6,279	1,502
Recoveries	$328	239	494	1,858	132	2,919	1,721
Net loan charge-offs (recoveries)	$938	(57)	3,889	(1,410)	334	3,360	(219)
Net loan charge-offs to average loans	0.17%	(0.01% )	0.73%	(0.27% )	0.06%	0.15%	(0.01% )
Allowance for loan losses	$15,681	16,119	16,561	21,050	20,041	15,681	20,041
Allowance to originated loans	0.94%	1.04%	1.10%	1.58%	1.54%	0.94%	1.54%
Nonperforming loans	$5,444	8,214	8,103	26,267	29,434	5,444	29,434
Other real estate/repossessed assets	$1,293	2,272	2,033	1,664	1,995	1,293	1,995
Nonperforming loans to total loans	0.24%	0.37%	0.37%	1.24%	1.41%	0.24%	1.41%
Nonperforming assets to total assets	0.23%	0.36%	0.35%	0.97%	1.09%	0.23%	1.09%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$23	378	380	383	413	23	413
Construction	$0	0	0	0	0	0	0
Owner occupied / rental	$3,515	3,714	3,316	3,224	4,951	3,515	4,951
Commercial real estate:
Land development	$155	170	184	197	209	155	209
Construction	$0	0	0	0	0	0	0
Owner occupied	$2,743	2,741	2,726	17,634	18,338	2,743	18,338
Non-owner occuiped	$191	3,193	3,286	910	1,075	191	1,075
Non-real estate:
Commercial assets	$69	271	212	5,565	6,401	69	6,401
Consumer assets	$41	19	32	18	42	41	42
Total nonperforming assets	6,737	10,486	10,136	27,931	31,429	6,737	31,429

NONPERFORMING ASSETS - RECON
Beginning balance	$10,486	10,136	27,931	31,429	8,730	31,429	9,569
Additions - originated loans	$927	1,161	2,972	584	24,734	5,639	26,287
Merger-related activity	$656	163	166	105	160	1,090	2,177
Return to performing status	$(48)	0	0	(5)	(779)	(48)	(779)
Principal payments	$(3,457)	(567)	(16,414)	(3,203)	(227)	(23,641)	(2,063)
Sale proceeds	$(1,300)	(319)	(220)	(538)	(982)	(2,377)	(3,183)
Loan charge-offs	$(172)	(65)	(4,236)	(371)	(145)	(4,844)	(313)
Valuation write-downs	$(355)	(23)	(63)	(70)	(62)	(511)	(266)
Ending balance	$6,737	10,486	10,136	27,931	31,429	6,737	31,429

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$696,303	643,118	622,073	587,675	550,629	696,303	550,629
Land development & construction	$45,120	47,734	47,622	56,050	51,977	45,120	51,977
Owner occupied comm'l R/E	$445,919	427,016	422,354	431,995	430,406	445,919	430,406
Non-owner occupied comm'l R/E	$644,351	636,227	603,724	566,152	559,594	644,351	559,594
Multi-family & residential rental	$115,003	123,525	124,658	117,477	122,772	115,003	122,772
Total commercial	$1,946,696	1,877,620	1,820,431	1,759,349	1,715,378	1,946,696	1,715,378
Retail:
1-4 family mortgages	$190,385	193,003	201,907	208,425	214,696	190,385	214,696
Home equity & other consumer	$140,646	146,765	149,494	152,986	159,203	140,646	159,203
Total retail	$331,031	339,768	351,401	361,411	373,899	331,031	373,899
Total loans	$2,277,727	2,217,388	2,171,832	2,120,760	2,089,277	2,277,727	2,089,277

END OF PERIOD BALANCES
Loans	$2,277,727	2,217,388	2,171,832	2,120,760	2,089,277	2,277,727	2,089,277
Securities	$354,559	374,740	381,013	427,392	446,611	354,559	446,611
Other interest-earning assets	$47,062	60,106	93,620	106,146	128,984	47,062	128,984
Total earning assets (before allowance)	$2,679,348	2,652,234	2,646,465	2,654,298	2,664,872	2,679,348	2,664,872
Total assets	$2,903,556	2,881,377	2,875,944	2,877,184	2,893,379	2,903,556	2,893,379
Noninterest-bearing deposits	$674,568	619,125	612,222	568,843	558,738	674,568	558,738
Interest-bearing deposits	$1,600,814	1,635,004	1,666,572	1,710,681	1,718,177	1,600,814	1,718,177
Total deposits	$2,275,382	2,254,129	2,278,794	2,279,524	2,276,915	2,275,382	2,276,915
Total borrowed funds	$281,830	284,919	258,599	254,365	279,790	281,830	279,790
Total interest-bearing liabilities	$1,882,644	1,919,923	1,925,171	1,965,046	1,997,967	1,882,644	1,997,967
Shareholders' equity	$333,804	328,820	328,971	332,788	328,138	333,804	328,138

AVERAGE BALANCES
Loans	$2,243,856	2,201,124	2,147,040	2,119,464	2,085,844	2,178,276	1,653,605
Securities	$362,390	378,286	404,311	440,380	459,920	396,079	340,771
Other interest-earning assets	$75,111	64,027	89,357	87,620	109,128	78,953	94,851
Total earning assets (before allowance)	$2,681,357	2,643,437	2,640,708	2,647,464	2,654,892	2,653,308	2,089,227
Total assets	$2,909,210	2,876,671	2,865,427	2,873,032	2,889,475	2,881,497	2,269,913
Noninterest-bearing deposits	$656,475	621,324	591,500	557,603	561,031	606,750	407,870
Interest-bearing deposits	$1,631,218	1,652,306	1,681,437	1,723,684	1,736,242	1,672,140	1,391,818
Total deposits	$2,287,693	2,273,630	2,272,937	2,281,287	2,297,273	2,278,890	1,799,688
Total borrowed funds	$276,585	263,264	251,996	251,418	254,290	260,891	208,572
Total interest-bearing liabilities	$1,907,803	1,915,570	1,933,433	1,975,102	1,990,532	1,933,031	1,600,390
Shareholders' equity	$330,032	328,332	330,126	329,246	324,075	329,787	250,879